EXHIBIT 21

List of Subsidiaries of MetLife Chile Acquisition Co. S.A.

as defined in Rule 1-02(w) of Regulation S-X

1. Administradora de Fondos de Pensiones ProVida S.A (Chile)

2. ProVida Internacional S.A. (Chile)

3. AFP GénesisAdministradora de Fondos y Fideicomisos (Ecuador)